Exhibit 99.1

Community Bank Shares of Indiana, Inc. reports 3rd quarter net income available to common shareholders of $1.3 million, 4th quarter dividend, and repurchase of warrant

New Albany, Ind. (October 20th, 2011) – Community Bank Shares of Indiana, Inc. reported third quarter net income available to common shareholders of $1.3 million and earnings per diluted common share of $0.38.  Net income before preferred stock dividends and accretion increased to $1.9 million during the third quarter, a $200,000 or 12% increase over the third quarter of 2010 and a $22,000 or 1% increase over the second quarter of 2011.  The Company also announced that on October 18th its board of directors declared a quarterly cash dividend on the Company’s common stock of $0.10 per share payable on November 29, 2011 to shareholders of record on November 8, 2011.

On September 15, 2011, the Company repurchased $19,468,000 in preferred shares issued in May 2009 under the United States Treasury’s (“Treasury”) Capital Purchase Program (“CPP”).  As a result the Company recognized $262,000 in preferred dividends and the remaining $299,000 of unaccreted discount on preferred stock.  The repurchase of preferred shares was directly related to the Company’s issuance of $28.0 million in preferred shares in connection with the Treasury’s Small Business Lending Fund (SBLF) program on September 15, 2011.  Also, on October 19, 2011 the Company repurchased for $1.1 million a warrant issued under the CPP to the Treasury for the purchase of 386,270 shares of the Company’s common stock at an exercise price of $7.56 per share.

James Rickard, President and Chief Executive Officer, commented, “Our Company is proud to have been selected to participate in the fund established to serve small businesses and entrepreneurs, who are the primary drivers of job growth in the American economy.  We will continue to focus on serving individuals, small businesses, and non-profits with great passion and energy.  A significant driver of growth in our core customer base has been referrals from existing customers.  We thank our customers for believing in us and for sharing their customer service experiences with others in the local community.”

Rickard continued, “Deploying new capital into our local community through new lending is the best way for our Company to help our local economies grow.  This will also help increase the value of our Company by helping to increase our net interest margin and net income to shareholders.  Our teams at Your Community Bank and The Scott County State Bank are focused and are actively prospecting in the markets we serve for lending opportunities.  We are committed to helping our local market areas grow.”

The following points summarize significant financial information for the third quarter of 2011:

•	Net income available to common shareholders was $1.3 million.

•	Tangible book value per common share of $14.33.

•	Net interest margin, on a tax equivalent basis, of 4.06%, an increase from 3.76% compared to same period in 2010.

•	Provision for loan losses was $971,000 an increase of $366,000 from the same quarter in 2010 and an increase of $60,000 from the quarter ended June 30th, 2011.

•	Non-performing assets decreased to$29.8 million at September 30, 2011 from $30.7 million at June 30th, 2011 due to a decrease in the Company’s non-accrual loans and foreclosed and repossessed assets.

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Gains of $552,000 were realized on the sale of available for sale securities in the third quarter of 2011, an increase of $83,000 from the second quarter of 2011 and up $355,000 from the same period in 2010.

The following points summarize significant financial information for the first nine months of 2011:

•	Net income available to common shareholders was $4.4 million, or $1.29 per diluted common share compared to $4.5 million and $1.35 for the first nine months of 2010.

•	Net interest margin, on a tax equivalent basis, of 4.04%, an increase from 4.00% in the same period in 2010.

•	Provision for loan losses of $2.7 million, a decrease of $216,000 from the same period in 2010.

The Company’s unaudited consolidated condensed statements of income and credit quality metrics are as follows:

	Three Months Ended
	September 30,		June 30,
	2011	2010	2011
	(In thousands, except per share data)
Interest income	$8,424	$8,801	$8,617
Interest expense	1,436	2,008	1,566
Net interest income	6,988	6,793	7,051
Provision for loan losses	971	605	911
Non-interest income	2,008	1,570	1,938
Non-interest expense	5,620	5,648	5,687
Income before income taxes	2,405	2,110	2,391
Income tax expense	528	433	536
Net income	$1,877	$1,677	$1,855
Preferred stock dividends	(262)	(243)	(243)
Preferred stock discount accretion	(299)	(23)	(24)
Net income available to common shareholders	$1,316	$1,411	$1,588
Basic earnings per common share	$0.40	$0.43	$0.48
Diluted earnings per common share	$0.38	$0.42	$0.46

	Nine Months Ended
	September 30,
	2011	2010
	(In thousands, except per share data)
Interest income	$25,753	$27,245
Interest expense	4,733	6,251
Net interest income	21,020	20,994
Provision for loan losses	2,692	2,908
Non-interest income	5,904	5,502
Non-interest expense	17,154	16,879
Income before income taxes	7,078	6,709
Income tax expense	1,558	1,425
Net income	$5,520	$5,284
Preferred stock dividends	(749)	(733)
Preferred stock discount accretion	(345)	(66)
Net income available to common shareholders	$4,426	$4,485
Basic earnings per common share	$1.34	$1.37
Diluted earnings per common share	$1.29	$1.35

	As of
	September 30, 2011	June 30, 2011	September 30, 2010

Non-Performing Assets to Total Assets	3.80%	3.94%	3.42%
Allowance for Loan Losses to Total Loans	2.17	2.16	2.46

The Company’s unaudited condensed consolidated balance sheets are as follows:

	September 30, 2011	December 31, 2010
	(In thousands)
ASSETS
Cash and due from financial institutions	$13,395	$11,658
Interest-bearing deposits in other financial institutions	1,428	23,818
Securities available for sale	218,880	204,188
Loans held for sale	182	1,080
Loans, net of allowance for loan losses of $9,115 and $10,864	493,280	502,223
Federal Home Loan Bank and Federal Reserve stock	5,925	6,808
Accrued interest receivable	3,193	3,089
Premises and equipment, net	13,604	13,659
Cash surrender value of life insurance	19,835	19,210
Other intangible assets	924	1,106
Foreclosed and repossessed assets	3,659	3,633
Other assets	10,337	10,994
Total Assets	$784,642	$801,466

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non interest-bearing	$119,306	$115,014
Interest-bearing	468,622	503,807
Total deposits	587,928	618,821
Other borrowings	52,352	49,426
Federal Home Loan Bank advances	40,000	50,000
Subordinated debentures	17,000	17,000
Accrued interest payable	415	615
Other liabilities	5,981	2,439
Total liabilities	703,676	738,301

STOCKHOLDERS’ EQUITY
Total stockholders’ equity	80,966	63,165
Total Liabilities and Stockholders’ Equity	$784,642	$801,466

About Community Bank Shares of Indiana, Inc.
Community Bank Shares of Indiana, Inc. was formed in 1991 as the nation’s first ever mutual holding company.  In 1995 the company went public under the NASDAQ symbol CBIN.  Today, Community Bank Shares of Indiana ,Inc. is Southeastern Indiana’s largest locally owned and headquartered bank holding company and includes Your Community Bank and The Scott County State Bank.  The mission statement of Community Bank Shares of Indiana reflects its purpose: “Achieving financial goals through exceptional people and exceptional service.” Community Bank Shares of Indiana strives to help shareholders, customers, employees, and our communities achieve their respective financial goals by empowering talented individuals to provide a level of unmatched customer service.  To learn more about us, please visit www.yourcommunitybank.com and www.scottcountystatebank.com.

Statements in this press release relating to the Company’s plans, objectives, or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations. The Company’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in the Company’s 2010 Form 10-K and subsequent 10-Qs filed with the Securities and Exchange Commission.

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CONTACT:
Paul Chrisco
CFO
Community Bank Shares of Indiana, Inc.
812-981-7375